Exhibit 10.36

Backstop Agreement – Acknowledgement and Waiver as to Refinancing Condition

On November 14, 2019, Williams Industrial Services Group Inc. (the “Company”) and Wynnefield Capital, Inc. (“Wynnefield”) entered into a Backstop Agreement (the “Backstop Agreement”), pursuant to which Wynnefield agreed to backstop the Company’s proposed rights offering (the “Rights Offering”) by exercising all the rights it will receive from the Company pursuant to the Rights Offering and, upon expiration of the Rights Offering, purchasing all of the additional shares of the Company’s common stock not otherwise sold in the Rights Offering, up to $7.0 million in the aggregate, subject to the terms and conditions set forth in the Backstop Agreement.

Section 2(g) of the Backstop Agreement provides that Wynnefield’s obligations under the Backstop Agreement are contingent upon: (i) the Company executing and delivering documentation governing the refinancing of its then-current credit facilities in the aggregate amount of not less than $45.0 million (the “Refinancing”); (ii) all conditions to effectiveness of the documentation governing the Refinancing being satisfied or waived (or will be satisfied and waived substantially concurrently with the closing date of the Backstop Agreement); and (iii) the Company consummating the Refinancing (collectively, the “Refinancing Condition”). In addition, Section 6(a)(x) of the Backstop Agreement provides that the obligations of the Company and Wynnefield to consummate the Backstop Agreement are subject to satisfaction of the Refinancing Condition, which condition may be waived by either party in its or their sole discretion.

On January 13, 2020, the Company entered into amendments to its credit facilities,  as described in the Company’s Current Report on Form 8-K (the “Form 8-K”), filed with the U.S. Securities and Exchange Commission on January 15, 2020 (the “January 2020 Amendments”). Among other things, the amendment to the MidCap Facility (as defined in the Form 8-K) increased the maximum principal amount of revolving loans by $10.0 million to $25.0 million. The amount of principal indebtedness outstanding under the Credit Lane Agreement (as defined in the Form 8-K) remained unchanged.

In light of the January 2020 Amendments, the Company and Wynnefield hereby acknowledge and agree that:

1.    The January 2020 Amendments are deemed to fulfill the requirements of Section 2(g) of the Backstop Agreement; and

2.    The closing of the January 2020 Amendments on January 13, 2020 satisfies the Refinancing Condition contained in Section 6(a)(x) of the Backstop Agreement or such condition is otherwise waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Waiver as to Refinancing Condition to be executed as of January 24, 2020 by their respective officers thereunto duly authorized.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	/s/ Tracy D. Pagliara
Name:	Tracy D. Pagliara
Title:	President and Chief Executive Officer

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Name:	Nelson Obus
Title:	President

[Signature Page to Backstop Agreement – Acknowledgement and Waiver as to Refinancing Condition]